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                                   EXHIBIT D

         Mutual  funds  with   similar   investment   objectives   to  Excelsior
Institutional Equity Growth Fund for which Luther King provides investment advisory services:

                                                   Contractual Advisory Fee
                       Net Assets as of            Rate Expressed as a
Name of Fund           September 14, 1995          Percentage of Net Assets
------------           ------------------          ---------------------------
                       ($ millions)

LKCM Small             $100                        0.75%*
Cap. Equity
Portfolio




* Fee waived as necessary to keep total operating expenses under 1.00%.